Exhibit 10.34

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between SunGard Availability Services LP (the “Company”) and Eric Berg (“Executive”).

WHEREAS, the parties desire to enter into an agreement to reflect Executive’s executive capacities in the Company’s business and to provide for Executive’s employment by the Company, upon the terms and conditions set forth herein.

WHEREAS, Executive has agreed to certain confidentiality, non-competition and non-solicitation covenants contained hereunder, in consideration of the additional benefits provided to Executive under this Agreement.

WHEREAS, certain capitalized terms shall have the meanings given those terms in Section 3 of this Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment and agrees to perform Executive’s duties and responsibilities, in accordance with the terms, conditions and provisions hereinafter set forth.

1.1 Employment Term. This Agreement shall be effective as of the date set forth, and shall continue until October 28, 2008, unless the Agreement is terminated sooner in accordance with Section 2 below. In addition, the term of the Agreement shall automatically renew for periods of one year unless either party gives written notice to the other party, at least 60 days prior to the end of the initial term or at least 60 days prior to the end of any one-year renewal period, that the Agreement shall not be further extended. The period commencing on the effective date and ending on the date on which the term of Executive’s employment under the Agreement shall terminate is hereinafter referred to as the “Employment Term.” The failure of the Company to renew this Agreement shall not be considered a termination of Executive’s employment under this Agreement.

1.2 Duties and Responsibilities. During the Employment Term, Executive shall serve as the Chief Executive Officer of the Company, or in such other executive positions as Executive’s supervisor determines. For purposes of this Agreement, Executive’s “supervisor” is the person or persons in executive management at SunGard to whom Executive directly reports. Executive shall perform all duties and accept all responsibilities incident to such position or as may be reasonably assigned to him by Executive’s supervisor.

1.3 Extent of Service. During the Employment Term, Executive agrees to use Executive’s full and best efforts to carry out Executive’s duties and responsibilities under Section 1.2 hereof with the highest degree of loyalty and the highest standards of care and, consistent with the other provisions of this Agreement, Executive agrees to devote substantially all of Executive’s business time, attention and energy thereto. The foregoing shall not be construed as preventing Executive from making investments in other businesses or enterprises, provided that Executive agrees not to become engaged in any other business activity which, in the reasonable judgment of Executive’s supervisor, is likely to interfere with Executive’s ability to discharge Executive’s duties and responsibilities to the Company. The Executive will not serve on the board of directors of an entity unrelated to the Company (other than a non-profit charitable organization) without the consent of Executive’s supervisor and the Chief Compliance Officer as detailed in the SunGard Global Business Conduct and Compliance Program.

1.4 Base Salary. During the Employment Term, for all the services rendered by Executive hereunder, the Company shall pay Executive a base salary (“Base Salary”), at the annual rate in effect on the date of this Agreement, payable in installments at such times as the Company customarily pays its other employees. Executive’s Base Salary shall be reviewed periodically for appropriate increases by the Executive’s supervisor pursuant to the Company’s normal performance review policies for senior level executives.

1.5 Retirement, Welfare and Other Benefit Plans and Programs. During the Employment Term, Executive shall be entitled to participate in all employee retirement and welfare benefit plans and programs made available to the Company’s senior level executives as a group, as such retirement and welfare plans may be in effect from time to time and subject to the eligibility requirements of such plans. During the Employment Term, Executive shall be provided with executive fringe benefits and perquisites under the same terms as those made available to the Company’s senior level executives as a group, as such programs may be in effect from time to time. During the Employment Term, Executive shall be entitled to vacation and sick leave in accordance with the Company’s vacation, holiday and other pay for time not worked policies. Nothing in this Agreement or otherwise shall prevent the Company from amending or terminating any retirement, welfare or other employee benefit plans, programs, policies or perquisites from time to time as the Company deems appropriate.

1.6 Reimbursement of Expenses. During the Employment Term, Executive shall be provided with reimbursement of reasonable expenses related to Executive’s employment by the Company on a basis no less favorable than that which may be authorized from time to time for senior level executives as a group.

1.7 Incentive Compensation. During the Employment Term, Executive shall be entitled to participate in all short-term and long-term incentive programs established by the Company for its senior level executives, at such levels as Executive’s supervisor determines. Executive’s incentive compensation shall be subject to the terms of the applicable plans and shall be determined based on Executive’s individual performance and Company performance as determined by Executive’s supervisor.

2. Termination. Executive’s employment shall terminate upon the occurrence of any of the following events:

2.1 Termination Without Cause. The Company or Executive’s supervisor may terminate Executive’s employment with the Company at any time without Cause (as defined in Section 3) (in which case the Employment Term shall be deemed to have ended) upon not less than 60 days’ prior written notice pursuant to Section 11 to Executive; provided, however, that, in the event that such notice is given, Executive shall be allowed to seek other employment, to the extent such other employment is consistent with Executive’s obligations under Section 5.

2.2 Benefits Payable Upon Termination Without Cause.

(a) Upon any termination described in Section 2.1 above, Executive shall be entitled to receive only the amount due to Executive under the Company’s then current severance pay plan for employees, if any. No other payments or benefits shall be due under this Agreement to Executive, but Executive shall be entitled to any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

(b) Notwithstanding the provisions of Section 2.2(a), in the event of a termination of Executive as described in Section 2.1 during the Employment Term, if Executive executes and does not revoke a Release (as defined in Section 3), Executive shall be entitled to receive the following severance benefits, in lieu of the payment described in Section 2.2(a):

(i) Executive shall receive a lump sum cash payment equal to one times Executive’s annual Base Salary plus Executive’s Target Incentive Bonus in effect immediately before the Termination Date (as defined in Section 3). For this purpose, the “Target Incentive Bonus” means Executive’s target annual incentive bonus amount (measured at the fourth quartile target, identified “goal” target or other similar target as determined by the Company at the date of termination, without taking into account any incentive override for above goal performance, or any project-specific or other non-standard incentives) in effect under the Company’s Executive Incentive Plan for the year of termination.

(ii) Executive shall receive a pro rata Target Incentive Bonus for the year in which Executive’s Termination Date occurs. The pro rata amount shall be determined as the Target Incentive Bonus multiplied by the number of days in which Executive was employed by the Company during the year of termination, including the Termination Date, divided by 365.

(iii) The Company shall pay Executive a lump sum cash payment equal to the cost (calculated as described below) that Executive would incur if Executive continued medical, dental and vision coverage for Executive, and, where applicable, his or her spouse and dependents, for the one-year period following the Termination Date. For this purpose, the monthly cost shall be determined as 100% of the applicable monthly premium for the cost of medical, dental and vision coverage for Executive, less the monthly premium charge that is paid by active Company employees for similar coverage as in effect at Executive’s termination date. The cash payment shall be increased by a tax gross up payment equal to Executive’s income and FICA tax imposed on the payment under this subsection (iii). Executive may elect COBRA continuation coverage according to the terms of the Company’s applicable benefit plans.

(iv) Executive shall receive any other amounts earned, accrued or owing but not yet paid under Section 1 above and any other benefits in accordance with the terms of any applicable plans and programs of the Company.

(v) Payment of the lump sum benefits described above shall be made within 60 days after Executive’s Termination Date, subject to Executive’s execution of an effective Release.

2.3 Retirement or Other Voluntary Termination. Executive may voluntarily terminate employment for any reason, including voluntary retirement, upon 60 days’ prior written notice pursuant to Section 11. In such event, after the effective date of such termination, no further payments shall be due under this Agreement. However, Executive shall be entitled to any benefits due in accordance with the terms of any applicable benefit plans and programs of the Company.

2.4 Disability. The Company may terminate Executive’s employment if Executive has been unable to perform the essential functions of Executive’s position with the Company, with or without reasonable accommodation, by reason of physical or mental incapacity for a period of six consecutive months (“Disability”). Executive agrees, in the event of a dispute under this Section 2.4 relating to Executive’s Disability, to submit to a physical examination by a licensed physician selected by the Board. If Executive’s employment terminates on account of Disability, no further payments shall be due under this Agreement. However, Executive shall be entitled to (i) any benefits due in accordance with the terms of any applicable benefit plans and programs of the Company and (ii) a pro rated bonus for the year in which Executive’s Disability occurs, which bonus shall be calculated and paid according to Section 2.2(b)(ii) above.

2.5 Death. If Executive dies while employed by the Company, the Company shall pay to Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, (i) any amounts earned, accrued or owing but not yet paid under Section 1 above and any benefits accrued or earned under the Company’s benefit plans and programs according to the terms of such plans and (ii) a pro rated bonus for the year in which Executive’s death occurs, which bonus shall be calculated and paid according to Section 2.2(b)(ii) above. Otherwise, the Company shall have no further liability or obligation under this Agreement to Executive’s executors, legal representatives, administrators, heirs or assigns.

2.6 Cause. The Company or Executive’s supervisor may terminate Executive’s employment at any time for Cause upon written notice to Executive, in which event all payments under this Agreement shall cease, except for Base Salary to the extent already accrued. Executive shall be entitled to any benefits accrued or earned before Executive’s termination in accordance with the terms of any applicable benefit plans and programs of the Company; provided that Executive shall not be entitled to receive any unpaid short-term or long-term cash incentive payments or unvested options.

3. Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 3:

(a) “Affiliate” shall mean any direct or indirect subsidiary or parent of SunGard Data Systems Inc., and any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with SunGard Data Systems Inc.

(b) “Cause” shall mean any of the following grounds for termination of Executive’s employment:

(i) Executive is convicted of (or pleads guilty or nolo contendre to) a felony;

(ii) Executive neglects, refuses or fails to perform his or her material duties to the Company (other than a failure resulting from Executive’s incapacity due to physical or mental illness), which failure has continued for a period of at least 30 days after a written notice of demand for substantial performance, signed by a duly authorized officer of the Company, has been delivered to Executive specifying the manner in which Executive has failed substantially to perform unless such remedial action would not have been meaningful under the circumstances;

(iii) Executive commits an act of dishonesty or breach of trust or otherwise engages in misconduct in the performance of Executive’s duties;

(iv) Executive engages in public conduct that is harmful to the reputation of the Company;

(v) Executive breaches any written non-competition, non-disclosure or non-solicitation agreement in effect with the Company, including without limitation the provisions of Section 5 of this Agreement; or

(vi) Executive breaches the Company’s written code of business conduct and ethics, including the Global Business Conduct and Compliance Program.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d) “Release” means a release substantially in the form of Exhibit A attached to this Agreement, which may be subsequently modified only based on recommendations of the Company’s counsel to reflect changes in applicable law after the date of this Agreement.

(e) “SunGard” shall mean SunGard Data Systems Inc., its Affiliates and their respective successors.

(f) “Termination Date” shall mean the effective date of the termination of Executive’s employment relationship with the Company pursuant to this Agreement.

4. Notice of Termination. Any termination of Executive’s employment shall be communicated by a written notice of termination to the other party hereto given in accordance with Section 11. The notice of termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) briefly summarize the facts and circumstances deemed to provide a basis for a termination of employment if for cause, and (iii) specify the Termination Date in accordance with the requirements of this Agreement.

5. Restrictive Covenants.

5.1 Non-disclosure. At all times during the Employment Term and continuing at all times after Executive’s Termination Date, and except as required by applicable law or in a judicial or administrative proceeding, Executive shall not disclose to anyone outside the

Company, or use for the benefit of anyone other than the Company or SunGard, any confidential or proprietary information relating to business of the Company or SunGard, whether acquired by Executive before, during or after employment with the Company. Executive acknowledges that the proprietary and confidential information of the Company and SunGard includes, by way of example: (a) the identity of customers and prospects, their specific requirements, and the names, addresses and telephone numbers of individual contacts; (b) prices, renewal dates and other detailed terms of customer and supplier contracts and proposals; (c) pricing policies, information about costs, profits and sales, methods of delivering software and services, marketing and sales strategies, and software and service development strategies; (d) source code, object code, specifications, user manuals, technical manuals and other documentation for software products; (e) screen designs, report designs and other designs, concepts and visual expressions for software products; (f) employment and payroll records; (g) forecasts, budgets, acquisition models and other non public financial information; and (h) expansion plans, business or development plans, management policies, information about possible acquisitions or divestitures, potential new products, markets or market extensions, and other business and acquisition strategies and policies. The provisions of this Section 5.1 shall survive any termination or expiration of this Agreement.

5.2 Works and Ideas. Executive shall promptly communicate to the Company, in writing, all marketing strategies, product ideas, software designs and concepts, software enhancement and improvement ideas, and other ideas and inventions (collectively, “Works and Ideas”) pertaining to the business of the Company or SunGard in any material respect, whether or not patentable or copyrightable, that are made, written, developed or conceived by Executive, alone or with others, at any time (during or after business hours) while Executive is employed by the Company (including at any time prior to the date of this Agreement) or during the three months after Executive’s Termination Date. Executive acknowledges that all of those Works and Ideas will be the exclusive property of the Company or SunGard, and hereby assigns and agrees to assign all of Executive’s right, title and interest in those Works and Ideas to the of the Company or SunGard. Executive shall sign all documents that the Company reasonably requests to confirm its ownership of those Works and Ideas, and shall reasonably cooperate with the Company, at the Company’s expense, to allow the Company and SunGard to take full advantage of those Works and Ideas.

5.3 Non-Competition and Non-Solicitation. During the Employment Term and within one year after Executive’s termination of employment with the Company for any reason, whether or not payments are being made under this Agreement, , Executive shall not, directly or indirectly, (a) anywhere in the world render any material services for any organization, or engage in any business, that competes in any material respect with the business of the Company or any other SunGard entity for which Executive has performed material services, or (b) solicit or contact, for the purpose or with the effect of competing or interfering with the business of the Company or any other SunGard entity for which Executive has performed material services in any material respect (i) any customer or acquisition target under contract with the Company at any time during the last two years of Executive’s employment with the Company, (ii) any prospective customer or acquisition target that received or requested a proposal, offer or letter of intent from the Company at any time during the last two years of Executive’s employment with the Company, (iii) any affiliate of any such customer or prospect, (iv) any of the individual contacts at customers or acquisition targets established by the Company, Executive or others at the Company during the period of Executive’s employment with the Company, or (v) any individual who is an employee or independent contractor of the Company at the time of the solicitation or contact or who was an employee or independent contractor of the Company within three months before such time.

6. Equitable Relief.

(a) Executive acknowledges and agrees that the restrictions contained in Section 5 are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company or SunGard, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company or SunGard should Executive breach any of the provisions of that Section. Executive represents and acknowledges that (i) Executive has been advised by the Company to consult Executive’s own legal counsel in respect of this Agreement, and (ii) Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with Executive’s counsel.

(b) Executive further acknowledges and agrees that a breach of any of the restrictions in Section 5 cannot be adequately compensated by monetary damages. Executive agrees that the Company or SunGard shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Section 5 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company or SunGard may be entitled. In the event that any of the provisions of Section 5 should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum time, geographic, service, or other limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.

(c) Notwithstanding anything in this Agreement to the contrary, if Executive breaches any of Executive’s obligations under Section 5, the Company shall thereafter be obligated only for the compensation and other benefits provided in any Company benefit plans, policies or practices then applicable to Executive in accordance with the terms thereof, and all payments under Section 2 of this Agreement shall cease.

(d) Executive irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Section 5, including without limitation, any action commenced by SunGard for preliminary and permanent injunctive relief and other equitable relief, may be brought in a United States District Court for Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Chester County, Pennsylvania, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Executive may have to the laying of venue of any such suit, action or proceeding in any such court. Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 11 hereof.

7. Dispute Resolution. In the event of any dispute relating to Executive’s employment, the termination thereof, or this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by alternative dispute resolution conducted by JAMS (or, if JAMS is not available, another mutually agreeable alternative dispute resolution organization), in the city of Executive’s principal place of employment. Any award entered by JAMS (or such other organization) shall be final, binding and nonappealable, and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This Section 7 shall be specifically enforceable. JAMS (or such other organization) shall have no authority to modify any provision of this Agreement. In the event of a dispute, each party shall be responsible for its own expenses (including attorneys’ fees) relating to the conduct of the arbitration, and the parties shall share equally the fees of JAMS. THE PARTIES IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY AS TO ALL CLAIMS HEREUNDER.

8. Non-Exclusivity of Rights; Resignation from Boards.

(a) Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify; provided, however, that if Executive becomes entitled to and receives the payments described in Section 2.2(b) of this Agreement, Executive hereby waives Executive’s right to receive payments under any severance plan or similar program applicable to employees of the Company.

(b) If Executive’s employment with the Company terminates for any reason, Executive shall immediately resign from all boards of directors of the Company, any Affiliates and any other entities for which Executive serves as a representative of the Company.

9. Survivorship. The respective rights and obligations of the parties under this Agreement (including without limitation Sections 5, 6 and 7) shall survive any termination of Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

10. Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

11. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company and SunGard, to:

SunGard Data Systems Inc.

680 East Swedesford Road

Wayne, PA 19087

Attention: General Counsel

If to Executive, to:

Mr. Eric A. Berg

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

12. Contents of Agreement; Amendment and Assignment.

(a) This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by Executive’s supervisor and executed on behalf of the Company by a duly authorized officer of the Company and by Executive.

(b) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegatable in whole or in part by Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within 15 days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

13. Severability. lf any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

14. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

15. Beneficiaries/References. Executive shall he entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate or other legal representative.

16. Miscellaneous. All section headings used in this Agreement are for convenience only. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

17. Withholding Taxes. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Except as specifically provided otherwise in this Agreement, Executive shall be responsible for all taxes applicable to amounts payable under this Agreement.

18. Section 409A of the Code.

(a) This Agreement is intended to comply with Section 409A of the Code and its corresponding regulations to the extent applicable. The payment of severance benefits under the Agreement that are to be paid within 60 days following Executive’s Termination Date are intended to be exempt from section 409A under the “short term deferral” exemption. Notwithstanding anything in this Agreement to the contrary, payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable. As used in the Agreement, the term “termination of employment” shall mean Executive’s separation from service with the Company within the meaning of Section 409A of the Code and the regulations promulgated thereunder. In no event may Executive. directly or indirectly, designate the calendar year of a payment. For purposes of Section 409A, the right to a series of payments under the Agreement shall be treated as a right to a series of separate payments.

(b) Notwithstanding anything in this Agreement to the contrary, if the stock of the Company becomes publicly traded, if Executive is considered a “specified employee” under section 409A and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service in order to avoid taxation under section 409A of the Code, payment of such amounts shall be delayed as required by section 409A, and the accumulated amounts shall be paid in a lump sum payment within five business days after the end of the six-month period. If Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of section 409A shall be paid to the personal representative of Executive’s estate within 60 days after the date of Executive’s death.

19. Governing Law. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

SUNGARD AVAILABILITY SERVICES LP

Date: 10/8/07	By:	/s/ Michael J. Ruane
	Name:	Michael J. Ruane
	Title:	Vice President

Date: 10/9/07	/s/ Eric Berg
Eric Berg